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                                                                 EXHIBIT 3(II).1


                                  MINIMED INC.
                               AMENDMENT TO BYLAWS
                               ADOPTED JULY, 2000

     SECTION 3.02 Number; Election and Terms. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of the Restated Certificate of Incorporation of the Corporation and until otherwise fixed by the Board of Directors pursuant to the Restated Certificate of Incorporation, the Board of Directors shall consist of nine (9) persons. Directors need not be stockholders. Other than with respect to those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV of the Restated Certificate of Incorporation, there shall be three classes of directors (each, a "Class"), as equal in number as possible, known as Class 1, Class 2 and Class 3. The terms of office for the initial Class 1, Class 2 and Class 3 directors shall be as follows: the term of office of the initial Class 1 directors will expire at the 2000 annual meeting of stockholders; the term of office of the initial Class 2 directors will expire at the 2001 annual meeting of stockholders; and the term of office of the initial Class 3 directors will expire at the 2002 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, each director elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after his election unless, by intervening changes in the authorized number of directors, the Board shall designate the vacant directorship as a directorship of another Class in order more nearly to achieve equality in the number of directors among Classes. Notwithstanding the foregoing, each of the directors shall hold office until his successor shall have been duly elected and shall qualify or until he shall die, resign or have been removed in the manner hereafter provided.